Exhibit 10.1 to Clean Coal Technologies Form 8-K filed 12-6-12

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and effective as of December 5, 2012, by and between VENTRILLION MANAGEMENT COMPANY LTD (“Ventrillion”), a company incorporated under the laws of the Republic of Seychelles, having its principal offices at Oliaji Trade Centre 1st Floor, Victoria Mahe, Seychelles and CLEAN COAL TECHNOLOGIES, INC. (“CCTI”), a corporation established under the laws of Nevada, USA and having its principal offices at 295 Madison Avenue, New York, NY 10017. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Section 10.13.

RECITALS

WHEREAS, CCTI wishes to privately place, and Ventrillion wishes to subscribe, up to a total of 300,000,000 (three hundred million) common shares of CCTI (the “New Common Shares”), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

PURCHASE AND SALE OF NEW COMMON SHARES; CLOSINGS.

1.1

Purchase and Sale of New Common Shares.  Subject to the terms and conditions hereof, at the First Closing, CCTI shall issue and sell to Ventrillion, 100,000,000 (one hundred million) New Common Shares (the “First Closing Common Shares”), and Ventrillion agrees to purchase the First Closing Common Shares at the purchase price of US$4,000,000 (the “Purchase Price”).

1.2

Agreement to purchase further New Common Shares.  Ventrillion hereby agrees as follows:

(a)

subject to the satisfaction of the conditions set out in Section 5.1(a), to purchase 100,000,000 (one hundred million) New Common Shares at a price of US five cents (US$0.05) per share (the “Second Closing Common Shares”) (as adjusted for stock splits, combinations and other similar events), by the Second Closing Date; and

(b)

subject to the satisfaction of the conditions set out in Section 5.1(b), to purchase 100,000,000 (one hundred million) New Common Shares at a price of US six cents (US$0.06) per share (the “Third Closing Common Shares”) (as adjusted for stock splits, combinations and other similar events), by the Third Closing Date.

1.3

Closings.

To effect the issue, sale and purchase of the New Common Shares, and the delivery of the relevant purchase price, CCTI shall, on the relevant Closing Date, deliver the following:

(a)

on the First Closing Date:

(i)

Certificate of New Common Shares.  CCTI shall execute and deliver to Ventrillion a certificate representing all of the First Closing Common Shares, duly registered in the name of Ventrillion (or its nominee or designee as Ventrillion shall specify to CCTI prior to the First Closing), together with any other documents and instruments, as shall be necessary or appropriate to warrant and vest in Ventrillion good and marketable right, title and interest in and to all of the First Closing Common Shares free of any and all Encumbrances.

(ii)

Certificates.  CCTI shall provide to Ventrillion:

(1)

a certificate executed by an officer of CCTI, certifying as of the date hereof, a true and correct copy of the resolutions of the Board of Directors of CCTI (the “Board”) authorizing (A) the execution, delivery and performance of this Agreement, the Registration Rights Agreement and any other agreements relating to the issue and sale of the First Closing Common Shares, (B) the appointment to the Board, two directors nominated by Ventrillion and (C) the amendment of the bylaws of CCTI to give effect to Section 6.1 and to elect not to be governed by NRS 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes;

(2)

copies of the Organizational Documents of CCTI and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Nevada;

(iii)

Legal Opinion.  A legal opinion of Armstrong Teasdale, special Nevada counsel to CCTI, in substantially the form attached hereto as Exhibit A, relating to the following matters:

(1)

the enforceability of the terms of this Agreement (including but not limited to Section 6.1 and Section 9) and the Registration Rights Agreement;

(2)

that the First Closing Common Shares are duly authorized and validly issued and are fully paid and non-assessable as of the First Closing Date, and the Second Closing Common Shares, the Third Closing Common Shares and the Option Shares, shall, when issued, be duly authorized and validly issued and fully paid and non-assessable;

(3)

other than the Stockholders’ Approvals,  no consents

or approvals are required to be obtained under the Organizational Documents of CCTI or Nevada law in order to consummate the transactions contemplated hereby;

(4)

following the completion of the sale and purchase of the First Closing Common Shares in accordance with the terms of this Agreement, the right of Ventrillion to vote the First Closing Common Shares at a stockholders’ meeting convened in accordance with Section 4.1(a); and

(5)

the amendments to the bylaws of CCTI to give effect to Section 6.1 and to elect not to be governed by NRS 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes have been duly authorized and effected and are in full force and effect; and

(iv)

Registration Rights Agreement.  A registration rights agreement dated the date hereof, duly executed by CCTI, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”).

(v)

Other Closing Matters.  CCTI shall take all additional reasonable steps as may be reasonably necessary, including the execution and delivery of additional documents, to consummate the transactions contemplated hereby.

(b)

on the day falling on the six-month anniversary date of this Agreement, which, if it is not a business day, shall be the business day falling immediately after such date (unless parties agree otherwise and, for the avoidance of doubt, if any of the conditions set out in Section 5.1(a) is not satisfied by or on such date, only Ventrillion shall have the right to waive any of such conditions) (the “Second Closing Date”):

(i)

Certificate of New Common Shares.  CCTI shall execute and deliver to Ventrillion a certificate representing all of the Second Closing Common Shares, duly registered in the name of Ventrillion (or its nominee or designee as Ventrillion shall specify to CCTI prior to the Second Closing), together with any other documents and instruments, as shall be necessary or appropriate to warrant and vest in Ventrillion good and marketable right, title and interest in and to all of the Second Closing Common Shares free of any and all Encumbrances.

(ii)

Certificates.  CCTI shall provide to Ventrillion:

(1)

a certificate executed by an officer of CCTI, dated as of the Second Closing Date, certifying (A) that the Stockholders’ Approvals have been obtained and (B) a true and correct copy of the resolutions of the Board authorizing the amendment of the articles of incorporation of CCTI to implement the Stockholders’ Approvals;

(2)

copies of the amended articles of incorporation of CCTI implementing the Stockholders’ Approvals, certified as of a recent date by the Secretary of State of the State of Nevada;

(3)

a certificate of a duly authorized officer of CCTI, dated as of the Second Closing Date, certifying that the applicable conditions set forth in Section 5.1(a), as they relate to the delivery of such certificate, have been met and satisfied;

(iii)

Other Closing Matters.  CCTI shall take all additional reasonable steps as may be reasonably necessary, including the execution and delivery of additional documents, to consummate the transactions contemplated hereby.

(c)

on the day falling on the twelve-month anniversary date of this Agreement, which, if it is not a business day, shall be the business day falling immediately after such date (unless parties agree otherwise and, for the avoidance of doubt, if any of the conditions set out in Section 5.1(b) is not satisfied by or on such date, only Ventrillion shall have the right to waive any of such conditions) (the “Third Closing Date”):

(i)

Certificate of New Common Shares.  CCTI shall execute and deliver to Ventrillion a certificate representing all of the Third Closing Common Shares, duly registered in the name of Ventrillion (or its nominee or designee as Ventrillion shall specify to CCTI prior to the Third Closing), together with any other documents and instruments, as shall be necessary or appropriate to warrant and vest in Ventrillion good and marketable right, title and interest in and to all of the Third Closing Common Shares free of any and all Encumbrances.

(ii)

Certificates.  CCTI shall provide to Ventrillion a certificate of a duly authorized officer of CCTI, dated as of the Third Closing Date, certifying that the applicable conditions set forth in Section 5.1(b), as they relate to the delivery of such certificate, have been met and satisfied;

(iii)

Other Closing Matters.  CCTI shall take all additional reasonable steps as may be reasonably necessary, including the execution and delivery of additional documents, to consummate the transactions contemplated hereby.

1.4

Payment of Purchase Price at each Closing.  Upon the terms and subject to the conditions contained herein, Ventrillion shall on each relevant Closing Date pay by wire transfer to an account notified by CCTI to Ventrillion in writing prior to each Closing Date, the following amounts:

(i)

on the First Closing Date, as payment for the First Closing Common Shares, the aggregate amount of US$3,750,000, which together with the amount of US$250,000 that had been paid prior to the date of this Agreement to CCTI and which CCTI hereby acknowledges receipt of, shall comprise the Purchase Price;

(ii)

on the Second Closing Date, the aggregate amount of US$5,000,000 as payment for the Second Closing Common Shares; and

(iii)

on the Third Closing Date, the aggregate amount of US$6,000,000 as payment for the Third Closing Common Shares,

provided that in each case, Ventrillion shall be deemed to have made payment to

CCTI in compliance with this Section 1.4 by delivering to CCTI on the relevant Closing Date an irrevocable payment instruction to pay such monies to the account specified by CCTI.

1.5

Option to acquire common shares.  CCTI hereby grants Ventrillion an option to acquire 40,000,000 (forty million) common shares of CCTI (as adjusted for stock splits, combinations and other similar events) (the “Option Shares”) at an aggregate exercise price of US$0.00001 per share (the “Option”). The Option is only exercisable by Ventrillion upon the occurrence of events set out in Section 9.1.

2.

REPRESENTATIONS AND WARRANTIES OF CCTI.

As an inducement to Ventrillion to enter into this Agreement, CCTI represents and warrants to Ventrillion, as of the date hereof, as follows:

2.1

Organization. CCTI is a company duly organized and validly existing under the Laws of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted. CCTI is in good standing under the Laws of Nevada.

2.2

Due Authorization; Enforceability. CCTI will have all right, corporate power and authority to enter into, execute and deliver this Agreement and the Registration Rights Agreement. The execution and delivery by CCTI of this Agreement and the Registration Rights Agreement and, the compliance by CCTI with each of the provisions of this Agreement (subject to obtaining the Stockholders’ Approvals) and the Registration Rights Agreement are within the corporate power and authority of CCTI and have been duly authorized by all requisite corporate and other action of CCTI. This Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by CCTI, and this Agreement and the Registration Rights Agreement constitute legal, valid and binding agreements of CCTI, enforceable against CCTI in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitation imposed by general principles of equity, regardless of whether enforcement is sought at law or in equity and insofar as indemnification and contribution provisions may be limited by applicable Law.

2.3

Subsidiaries. Apart from Good Coal PTE. Ltd., CCTI does not own any securities or other interests in any corporation or other Person having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person.

2.4

Capitalization.

(a)

As of the date of this Agreement, before giving effect to the transactions contemplated hereby, the authorized capital of CCTI is 975,000,000 common shares, of which 751,067,644 common shares are issued and outstanding. All of the outstanding Equity Securities of CCTI have been duly authorized and validly issued and are fully paid and non-assessable.

(b)

Except as set forth in Section 2.4(b) of the Disclosure Schedule or in the SEC Reports, there are no (i) outstanding subscriptions, warrants, options, calls, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, conversion rights, exchange rights, or commitments or rights of any character relating to or entitling any Person to purchase or otherwise acquire any Equity Securities of CCTI or requiring CCTI to issue or sell any Equity Securities, (ii) obligations or securities convertible into or exchangeable for shares of any Equity Securities of CCTI or any commitments of any character relating to or entitling any Person to purchase or otherwise acquire any such obligations or securities, (iii) statutory preemptive rights or preemptive rights granted under the Organizational Documents of CCTI, or (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to CCTI. There are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the purchase, sale, transfer or voting of the outstanding shares of Equity Securities of CCTI. There are no Commitments under which CCTI is obligated to repurchase, redeem, retire or otherwise acquire any Equity Securities of CCTI.

(c)

The New Common Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued and outstanding, fully paid and non-assessable (in jurisdictions where such concept is recognized), free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any shareholders of CCTI, other than restrictions imposed by applicable securities Laws, including, but not limited to, the Nevada Revised Statutes, and as set forth in the Registration Rights Agreement.

(d)

The Option Shares issuable upon the occurrence of events set out in Section 9.1 will have been validly reserved for issuance, and when issued, will be duly authorized, fully paid and non-assessable (in jurisdictions where such concept is recognized), free and clear of any and all Encumbrances and not subject to the preemptive or other similar rights of any shareholders of CCTI, other than restrictions imposed by applicable securities Laws, including, but not limited to, the Nevada Revised Statutes, and as set forth in the Registration Rights Agreement.

2.5

SEC Reports. CCTI has filed all SEC Reports and when filed, each SEC Report was in compliance in all material respects with the requirements of its report form, the Exchange Act and the Securities Act. All proxy statements, reports, registration statements, schedules, forms and other documents required to be filed with the SEC by CCTI under the Exchange Act and the Securities Act after the date hereof through the relevant Closing Date will, if and when filed, be in compliance in all material respects with the requirements of its respective report form, the Exchange Act and the Securities Act and will not, at the time they are filed or declared effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that any failure by CCTI to file any proxy statement, report, registration statement, schedule, form and other documents shall not constitute a breach of this Section 2.5.

2.6

Financial Statements. The Financial Statements (i) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and (iii) present fairly in all material respects the financial position of CCTI as of the respective dates thereof and the results of operations, stockholders’ equity/deficit and cash flows for the periods covered thereby subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since the Latest Balance Sheet Date, there has been no material change in any of the significant accounting policies, practices or procedures of CCTI.

2.7

Internal Controls

.  Except as otherwise disclosed in the SEC Reports, since August 1, 2010, CCTI has maintained, and CCTI currently maintains, systems of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets, (c) access to assets is permitted only in accordance with managements’ general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.8

Absence of Undisclosed Liabilities and Changes.

(a)

CCTI does not have any Liabilities (whether known, absolute, accrued, or contingent) except for (i) Liabilities reflected or reserved against in the audited balance sheet of CCTI for the latest fiscal year then ended (the “Audited Balance Sheet Date”) or the Latest Balance Sheet Date that have not been paid or discharged since the date thereof, and CCTI has paid or discharged all Liabilities as they have become due since the Latest Balance Sheet Date, and (ii) current Liabilities not exceeding in aggregate $100,000 incurred since the respective dates thereof.

(b)

Since the Audited Balance Sheet Date, except as disclosed in the SEC Reports, CCTI has operated its business only in the ordinary course and during such period CCTI has not undertaken any extraordinary transactions or major corporate actions including any of the following: (i) appointing or replacing CCTI’ s chief executive officer; (ii) any material acquisitions or dispositions; (iii) any mergers, consolidations or reorganizations; (iv) any issuances of securities (other than pursuant to existing equity plans of CCTI); (v) incurrence of any material Indebtedness; (vi) any material capital expenditures; (vii) commencement of bankruptcy or other insolvency proceedings; and (viii) any affiliate transactions.

2.9

Books and Records

.  Since August 1, 2010, CCTI has made and kept, and has made available to Ventrillion for inspection true and complete copies of, all books and records, accounts and other records, which, in reasonable detail, fairly reflect the transactions and dispositions of the assets and the other activities of CCTI in all material respects.

2.10

Litigation.  Except as set forth in the SEC Reports, there is no claim, action, suit, investigation or proceeding (“Litigation”) pending or, to CCTI’s Knowledge, threatened before any court, arbitrator or other Governmental Entity. Except as disclosed in the SEC Reports, CCTI is not in default under or in breach of any order, judgment, injunction or decree of any court, arbitrator or other Governmental Entity.

2.11

No Conflicts or Violation; Consents and Approvals.  Neither the execution, delivery or performance by CCTI of this Agreement or the Registration Rights Agreement, nor the consummation of the transactions contemplated hereby or under the Registration Rights Agreements will:

(a)

(i) conflict with, or result in a breach or a violation of, any provision of the Organizational Documents of CCTI (assuming CCTI obtains the Stockholders’ Approvals prior to the Second Closing Date) and (ii) constitute a breach, violation or default, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any (1) Law applicable to or binding on CCTI or (2) provision of any Commitment to which CCTI is a party, except in the case of clause (a)(ii)(2), where such conflict, breach, violation or default would not result in a Material Adverse Change (as defined below); and

(b)

apart from the Stockholders’ Approvals, the FINRA notification of corporate action, any filings that may be required under the HSR Act, the filing of a Form D with the SEC after each issuance of the New Common Shares and CCTI’s obligations pursuant to the Registration Rights Agreement, require CCTI to make or obtain the consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, or assignment by, any Governmental Entity or any Person that is not a Governmental Entity (including any party to any Commitment to which CCTI is a party to), except in the case of clause (b), where the failure to obtain consent would not result in a Material Adverse Change.

2.12

Regulatory Matters.  CCTI has all licenses, permits, certificates, consents, waivers, registrations or other regulatory authorizations from the appropriate Governmental Entity in each applicable jurisdiction for the conduct of their business as presently conducted and for the ownership, lease or operation of CCTI’ s properties, except where the failure to obtain any of the foregoing would not result in a Material Adverse Change.

2.13

Compliance with Laws.  Except as otherwise disclosed in the SEC Reports, CCTI is in compliance in all material respects with all applicable Laws, and CCTI has not received any notice of any alleged material violation of any Law applicable to it. Except as otherwise disclosed in the SEC Reports, to CCTI’s Knowledge, no investigations, inquiries or reviews by any Governmental Entity with respect to CCTI have been commenced and no such investigations, inquiries or reviews are pending or, to CCTI’s knowledge, threatened and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such investigation, inquiry or review.

2.14

Taxes.

(a)

Since August 1, 2010, (i) CCTI has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it, (ii) all Taxes due and owing by

CCTI (whether or not shown on any Tax Returns) have been paid, and (iii) no claim has been made by an authority in a jurisdiction where CCTI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, except such claims as would not result in a Material Adverse Change.

(b)

Since August 1, 2010, no deficiencies for Taxes of CCTI have been claimed, proposed or assessed by any Governmental Entity. There are no pending or, to CCTI’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of CCTI, and there are no matters under discussion with any Governmental Entity with respect to Taxes that are likely to result in an additional material Liability for Taxes with respect to CCTI. CCTI has not, since August 1, 2010, waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. Since the Audited Balance Sheet Date or the Latest Balance Sheet Date, CCTI has not incurred any liability for Taxes outside the ordinary course of business.

2.15

Intellectual Property; Technology.

(a)

Section 2.15(a) of the Disclosure Schedule contains a complete and accurate list and summary description of (i) all material Company Intellectual Property, and (ii) all material Commitments relating to the Company Intellectual Property (including any royalties paid or received by CCTI) to which CCTI is a party or by which CCTI is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which CCTI is the licensee. There are no outstanding and, to CCTI’s Knowledge, threatened defaults, disputes or disagreements with respect to any such agreement.

(b)

The Company Intellectual Property is adequate for the operation of CCTI’s businesses as currently conducted. CCTI is the sole owner of all right, title, and interest in and to each of the material Company Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and, to CCTI’s Knowledge, has the right to use without payment to a third party all of the material Company Intellectual Property, and, to CCTI’s Knowledge, there is no reasonable basis for an assertion that any of the Company Intellectual Property is invalid or unenforceable.

(c)

All current employees of CCTI have executed written Commitments with CCTI that assign to CCTI all rights to any inventions, improvements, discoveries, or information relating to the business of CCTI. To CCTI’s Knowledge, no employee of CCTI has entered into any Commitment that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than CCTI.

(d)

 Except as would not result in a Material Adverse Change, neither the use of any Company Intellectual Property nor the conduct of CCTI’s business as currently conducted, infringes on any intellectual property rights of any third party, and no such claims have been asserted that have not been resolved. To CCTI’s Knowledge, no third party is infringing on any of the Company Intellectual Property, and no such claims are pending by

CCTI or threatened by CCTI against any third party.

2.16

No Other Agreements to License Company Intellectual Property. Other than as disclosed in the SEC Reports, CCTI does not have an obligation of any kind or nature, absolute or contingent, to any other Person to (a) license the Company Intellectual Property, (b) effect any merger, consolidation or other reorganization of, or other business combination involving, CCTI or (c) enter into any material Commitment or cause the entering into a material Commitment with respect to any of the foregoing.

2.17

Brokers or Finders.  Except as set forth in the SEC Reports or in Section 2.17 to the Disclosure Schedule, CCTI and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

2.18

Environmental matters.

(a)

To CCTI’s Knowledge, CCTI is in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. CCTI has not received any actual or threatened order, notice, or other communication of any actual violation or failure to comply with any material Environmental Law, or of any actual or, to CCTI’s Knowledge, threatened obligation to undertake or bear the cost of any material Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets in which CCTI has an interest.

(b)

Except as would not result in a Material Adverse Change, there are no pending or, to the Knowledge of CCTI, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the facilities or any other properties and assets in which CCTI has an interest.

2.19

Employees. Except as set forth in the SEC Reports or in Section 2.19 of the Disclosure Schedule, CCTI currently does not have any employment agreement or similar arrangement with any Person. Except as set forth in the SEC Reports or in Section 2.4(b) and Section 2.19 of the Disclosure Schedule, CCTI does not have any employee welfare, pension, retirement, profit-sharing, incentive, severance or similar arrangements, payment or arrangement made or agreed to by it with, or for the benefit of, any of the Personnel, and have not granted any additional stock options or performance units or other interest under any existing plan or arrangement.

2.20

No Material Adverse Change.  Since the Latest Balance Sheet Date, except as disclosed in the SEC Reports, there has not been any material adverse change in the business, operations, properties, assets, or condition of CCTI (a “Material Adverse Change”), and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

2.21

Certain Payments.  Since August 1, 2010, except as set forth in the SEC Reports, neither CCTI, nor any of its directors or officers, has directly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in respect of CCTI (i) to obtain favorable treatment in securing business for or in respect of CCTI, (ii) to pay for favorable treatment for business secured for or in respect of CCTI, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of CCTI, or (iv) in violation of any material Law, (b) established or maintained any fund or asset for or in respect of CCTI that has not been recorded in the books and records of CCTI.

2.22

Disclosure.  No representation or warranty of CCTI in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

2.23

Other Matters.

(a)

Apart from the office lease in New York which expires in January 31, 2013, CCTI does not have any real property or leasehold interests, or interests in any other properties or assets.

(b)

CCTI does not maintain any insurance policies for the conduct of its business.

2.24

No Payment of Transfer Taxes.  No transfer, documentary, stamp, sales, use and other Taxes have been or will be required or imposed by reason of, the transfer of the New Common Shares to Ventrillion.

3.

REPRESENTATIONS AND WARRANTIES OF VENTRILLION.

Ventrillion represents and warrants to CCTI, as of the date hereof, as follows:

3.1

Ventrillion is a company validly existing and in good standing (or the equivalent thereof) under the laws of the Republic of Seychelles.

3.2

Ventrillion has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms.

3.3

This Agreement constitutes valid, legal and binding obligations on Ventrillion, enforceable against Ventrillion in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitation imposed by general principles of equity.

3.4

The execution and delivery by Ventrillion of this Agreement and the performance and consummation by Ventrillion of the transactions contemplated hereby do not and will not conflict with or result in any breach, violation of or default under, any provision of (i) the Organizational Documents of Ventrillion, (ii) any Commitment to which Ventrillion is a party or by which the properties or assets of Ventrillion is bound, or (iii) any Law applicable to Ventrillion or its respective properties or assets.

3.5

The New Common Shares to be acquired by Ventrillion pursuant to this Agreement will be acquired for Ventrillion’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the New Common Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

3.6

Ventrillion is familiar with the term “accredited investor” as defined in Rule 501 under the Securities Act and Ventrillion is an “accredited investor” within the meaning of such term in Rule 501 under the Securities Act.

3.7

Ventrillion is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the New Common Shares. Ventrillion has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of CCTI, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of CCTI for such purpose, has been given an opportunity to ask questions of CCTI’s management and has been furnished with such information with respect to CCTI to Ventrillion’s satisfaction .. Ventrillion acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Ventrillion has relied solely upon its own investigation and the express representations and warranties of CCTI as set forth in Section 2 (including the related portions of the Disclosure Schedules).

3.8

Ventrillion is able to bear the economic risk of its investment in the New Common Shares for an indefinite period of time (including total loss of its investment). Ventrillion acknowledges that the New Common Shares have not been registered under the Securities Act, or any state securities laws, and, therefore, cannot be transferred or sold unless subsequently registered under the Securities Act or pursuant to an available exemption from such registration and subject to state securities laws and regulations, as applicable.

4.

COVENANTS.

4.1

Stockholders’ approvals. CCTI shall as promptly as practicable after the date of this Agreement:

(a)

take all actions necessary or appropriate to convene a stockholders’ meeting and obtain stockholders’ approvals for a reverse split of CCTI’s issued and outstanding common shares (the “Stockholders’ Approvals”); and

(b)

prepare and cause to be filed with the SEC the proxy statement and any other filings required to be filed by CCTI under the Exchange Act and the Securities Act in connection with such stockholders’ meeting, each of which CCTI shall provide Ventrillion a reasonable opportunity to (i) review and comment, and (ii) in respect of any disclosure relating to Ventrillion or the transactions contemplated by this Agreement that is contained in such filing, approve (such approval not to be unreasonably withheld or delayed), provided that the proxy statement and other filings comply in all material respects with the Exchange Act and the Securities Act in the reasonable judgment of counsel to CCTI and are timely filed. CCTI shall promptly provide copies of any written comments to Ventrillion and/or advise Ventrillion of any oral comments received from the SEC with respect to the proxy statement, consult with Ventrillion and prepare written responses with respect to any written comments received from the SEC with respect to the proxy statement.

4.2

Approval of SEC settlement. On November 21, 2012, CCTI settled a complaint filed by the SEC and under the terms agreed to by CCTI and the SEC, CCTI, without admitting or denying liability, would pay a civil penalty of $25,000 and would be permanently enjoined from violating certain securities law (the “Settlement”). CCTI shall take all actions necessary or appropriate to obtain the relevant court’s approval of the Settlement.

4.3

Completion of pilot plant. CCTI shall use all commercially reasonable efforts to complete the construction and commissioning of the pilot plant in Oklahoma (the “Construction and Commissioning”) by the date which is six months from the date of this Agreement (or such other date as the parties may agree).

4.4

Commercialization of CCTI’s technology. CCTI shall use all commercially reasonable efforts to cause a CCTI Client to enter into an engineering, procurement and construction contract (“EPC Contract”) with SEE&I or any other qualified engineering contractor agreeable to such CCTI Client, providing for the construction of a commercial-scale plant to produce Pristine™ or Pristine-M™, it being understood that commercial scale, at a minimum, refers to a plant with a throughput capacity of 20 to 30 tons per hour 160,000 to 240,000 short tons per annum as determined by SEE&I’s final design of a standardized-single-module plant.

4.5

Amendment of articles of incorporation and formation of Board committees. CCTI shall as promptly as practicable take all actions necessary or appropriate to amend its articles of incorporation to implement the Stockholders’ Approvals and amend its bylaws to establish the Board Committees in accordance with Section 6.2.

4.6

HSR Act Filing.  If required by the HSR Act, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within 15 business days after the date that the either party hereto determines that such filing is required and notifies the other party hereto of such requirement, and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act.

4.7

FINRA notification.  CCTI shall as promptly as practicable take all actions necessary or appropriate to file with the FINRA notification of corporate action within the applicable time period.

4.8

Filing of assignments with patent office.  CCTI shall as promptly as practicable file the assignments relating to patent application no. 2008354703.0 and patent application no. 12/736,535 (the “Assignments”) with the relevant patent and trademark office and take all actions necessary or appropriate to be reflected as the owner on record of such patent applications.

4.9

Further Assurances.  The parties hereby agree to use their respective reasonable efforts to cooperate with each other and (a) at the reasonable request of the other party, furnish to each other such further information, (b) to execute and deliver to each other such other instruments or documents, and (c) to do such other acts and things, all as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of this Agreement and parties under.

5.

CONDITIONS.

5.1

Conditions to Obligations of Ventrillion. The obligation of Ventrillion to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of Ventrillion (unless waived by Ventrillion at or prior to the relevant Closing) of each of the following conditions:

(a)

by or on the Second Closing Date:

(i)

the representations and warranties of CCTI contained in this Agreement shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Second Closing Date (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date);

(ii)

CCTI shall have performed, satisfied and complied in all material respects with its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or after the date hereof and prior to or on the Second Closing Date;

(iii)

CCTI shall have obtained the Stockholders’ Approvals and any required approval under the HSR Act in accordance with Section 4.6;

(iv)

CCTI shall have received the relevant court’s approval of the Settlement;

(v)

CCTI shall have completed in all material respects the Construction and Commissioning of the pilot plant in Oklahoma;

(vi)

CCTI shall have filed with FINRA the notification of corporate action;

(vii)

CCTI shall have in place customary insurance policies for its directors and officers indemnifying them for losses arising from alleged acts in their respective capacity as directors in an amount of coverage customary for a company such as CCTI; and

(viii)

CCTI shall have filed the Assignments as set out in Section 4.8 and shall be reflected as the owner on record of such patent applications; and

(b)

by or on the Third Closing Date:

(i)

all the conditions set out in Section 5.1(a) shall have been satisfied;

(ii)

the representations and warranties of CCTI contained in this Agreement shall be true and correct in all respects (with respect to representations and warranties qualified or limited by materiality) or in all material respects (with respect to representations and warranties not so qualified or limited) when made and as of the Third Closing Date (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date);

(iii)

CCTI shall have performed, satisfied and complied in all material respects with its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or after the date hereof and prior to or on the Third Closing Date; and

(iv)

CCTI shall have caused a CCTI Client to enter into an EPC Contract (which EPC Contract shall be in full force and effect as of the Third Closing Date) with SEE&I or any other qualified engineering contractor agreeable to such CCTI Client, providing for the construction of a commercial-scale plant to produce Pristine™ or Pristine-M™, it being understood that commercial scale, at a minimum, refers to a plant with a throughput capacity of 20 to 30 tons per hour 160,000 to 240,000 short tons per annum as determined by SEE&I’s final design of a standardized-single-module plant.

6.

BOARD OF DIRECTORS; VOTING RIGHTS.

6.1

Board of Directors.  With effect from the date hereof:

(a)

so long as Ventrillion (or the Transferee) beneficially owns at least 10.0% of CCTI’s outstanding common shares, (i) the composition of the Board shall be no less than five and no more than six members and (ii) Ventrillion (or the Transferee) shall have the non-exclusive right to nominate two directors to the Board, who shall be reasonably acceptable to CCTI, and CCTI shall take all actions necessary or appropriate (which means such actions as CCTI would take in respect of its own slate of nominees) to include the directors nominated by Ventrillion in the slate of nominees for election at each general meeting of CCTI’s stockholders and for their re-election; and

(b)

all actions of CCTI which require approval by the Board pursuant to the Nevada Revised Statutes or the Organizational Documents of CCTI will require the approval of at least 80.0% of the authorized Directors who are disinterested in accordance with the Nevada Revised Statutes or the Organizational Documents of CCTI,

provided that Ventrillion shall have the right to assign its Board rights under this Section 6.1 to a transferee who will beneficially own at least 10.0% of CCTI’s outstanding common shares as of the date of such transfer (the “Transferee”), which transfer shall be made subject to CCTI’s approval, such approval not to be unreasonably withheld or delayed.

6.2

Board Committees. CCTI shall as promptly as practicable constitute the following Board committees (the “Board Committees”):

(a)

a nominating/corporate governance committee;

(b)

compensation committee; and

(c)

audit committee.

7.

INDEMNIFICATION.

7.1

Indemnification by CCTI.  CCTI shall indemnify, save and hold Ventrillion and Ventrillion’s Affiliates, and each of their respective directors, officers, employees, stockholders, successors, transferees and assignees, and Representatives (each, a “Buyer Party”), harmless from and against any and all costs, losses (including, without limitation, diminutions in value), charges, liabilities, obligations, damages (whether actual, punitive or consequential), lawsuits, response actions, removal actions, remedial actions, judgments, deficiencies, demands, fees, claims, Taxes, settlements and expenses, including, without limitation, interest, penalties, costs of mitigation, attorneys’ fees and expenses, all amounts paid in the investigation, defense or settlement of any of the foregoing and costs of enforcing this indemnity (collectively, “Damages”), incurred or suffered in connection with, arising out of, resulting from or relating or incident to, whether directly or indirectly:

(a)

any untruth, inaccuracy or incorrectness of, or other breach (with respect to representations and warranties qualified or limited by materiality) or material breach (with respect to representations and warranties not so qualified or limited) of, any representation or warranty of or by CCTI in this Agreement or in the Registration Rights Agreement or in any certificate or instrument of conveyance delivered by or on behalf of CCTI pursuant to this Agreement or in connection with the transactions contemplated hereby and by the Registration Rights Agreement;

(b)

the non-fulfillment, non-performance, non-observance or other material breach or violation of, or default under, any covenant or agreement made by CCTI in this Agreement or in any Ancillary Agreement or pursuant to this Agreement or in connection with the transactions contemplated hereby and by the Registration Rights Agreement; and

(c)

any claim by any person or entity for any finder’s fee, brokerage fee or commission or similar payment based upon any agreement or understanding alleged to have been made by any such person or entity with CCTI (or any person or entity acting on their behalf) in connection with the transactions contemplated hereby, other than such agreements or understandings set forth on Section 2.7 of the Disclosure Schedule.

The remedies provided in this Section 7.1 will not be exclusive of or limit any other remedies that may be available to Ventrillion or the other Buyer Parties.

7.2

Indemnification by Ventrillion.  Ventrillion shall indemnify, save and hold CCTI harmless from and against any and all Damages incurred or suffered in connection with, arising out of, resulting from or relating or incident to, whether directly or indirectly, any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty of Ventrillion in or pursuant to this Agreement.

7.3

Defense of Claims.

(a)

If a claim for Damages (a “Claim”) is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification shall give written notice

(a “Claim Notice”) to the indemnifying person (A) as soon as practicable after the person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 7 and (B) in the case of the assertion of a claim (whether pursuant to a lawsuit or other legal action or otherwise) or the commencement of any Action by a third party (together, a “Third-Party Claim”), upon receipt of written notice of the Third-Party Claim. The failure of any indemnified person to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the indemnifying person demonstrates actual material damage caused by such failure.

(b)

In the case of a Third-Party Claim, if the indemnifying person shall acknowledge in writing to the indemnified person that the indemnifying person shall be obligated to indemnify the indemnified person under the terms of its indemnity hereunder in connection with such Third-Party Claim, then the indemnifying person shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, to participate in or take control of the defense and investigation of such Third-Party Claim (unless (x) the indemnifying person is also a party to such Third-Party Claim and the indemnified person determined in good faith, upon the advice of outside counsel, that a conflict of interest exists between the indemnified person and the indemnifying person with respect to such Third-Party Claim or (y) the indemnifying person fails to provide reasonable assurance to the indemnified person of its financial capacity to defend such Third Party-Claim and provide indemnification with respect to such Third-Party Claim) and to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the indemnified person to handle and defend the same, compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified person, such consent not to be unreasonably withheld or delayed.

(c)

In the event the indemnifying person elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 7.3 the indemnified person may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the indemnifying person and the indemnified person and the indemnified person has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified person that are different from or additional to those available to the indemnifying person, the indemnified person shall be entitled, at the indemnifying person’s cost, risk and expense, to separate counsel of its own choosing.

(d)

If the indemnifying person fails to notify the indemnified person in writing of its election to assume the defense of such Third-Party Claim in accordance with this Section 7.3 within 10 days after receipt of the Claim Notice, the indemnified person against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying person) have the right to undertake, at the indemnifying person’s cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying person; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the indemnifying person, which consent shall not be unreasonably withheld or delayed. In the event the indemnifying person assumes the defense of the claim, the indemnifying person shall keep the indemnified person reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified person assumes the defense of the claim, the indemnified person shall keep the indemnifying person reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying person shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 7.3 and for any final judgment (subject to any right of appeal), and the indemnifying person agrees to indemnify and hold harmless each indemnified person from and against any and all Damages by reason of such settlement or judgment.

(e)

Notwithstanding the foregoing, if the indemnified person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the indemnified person may, by notice to the indemnifying person, assume the exclusive right to defend, compromise or settle such Third-Party Claim.

8.

SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

All representations, warranties, covenants, and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive for a period of two years from the date hereof (save for Sections 2.2 and 2.4, and all representations, warranties, covenants, and obligations in this Agreement relating to environmental or tax matters which shall survive through the applicable statute of limitation), except that this Section 8 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such period. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

9.

ELECTION IF STOCKHOLDERS’ APPROVAL NOT OBTAINED.

9.1

In the event that the Stockholders’ Approvals are not obtained by the Second Closing Date:

(a)

Ventrillion shall be entitled to exercise the Option granted pursuant to Section 1.5 as liquidated damages and not as a penalty, and such Option is granted in lieu of any monetary damages with respect to any of the matters described in Section 9.1(a) being sought by Ventrillion. Upon exercise, CCTI shall as promptly as practicable issue to Ventrillion at no further consideration payable to CCTI, 40,000,000 (forty million) common shares, which common shares shall be fully paid and non-assessable, free and clear of any and all

Encumbrances and not subject to the preemptive or other similar rights of any shareholders of CCTI (the “Liquidated Damages”); and

(b)

upon exercise of the Option, Ventrillion shall elect by giving written notice to CCTI one of the following:

(i)

the termination of its prior obligations to purchase the Second Closing Common Shares and the Third Closing Common Shares; or

(ii)

 subject to Section 9.2, to require CCTI to take all commercially reasonable steps to procure the Stockholders’ Approval as promptly as is practicable to allow Ventrillion to acquire the remaining 160,000,000 (one hundred and sixty million) common shares of CCTI (being 200,000,000 (two hundred million) less the 40,000,000 (forty million) common shares of CCTI issuable upon exercise of the Option); if Ventrillion makes the election under this Section 9.1(b)(ii), then it shall complete the sale and purchase of (i) the Second Closing Common Shares within one month after the satisfaction of the conditions set out in Section 5.1(a) for an aggregate purchase price of US$5,000,000, and (ii) 60,000,000 (sixty million) of the Third Closing Common Shares within two months after the satisfaction of the conditions set out in Section 5.1(b) for an aggregate purchase price of US$6,000,000. The provisions of Sections 1.3(b), 1.3(c) and 5.1 shall apply, mutatis mutandis, to the closings mentioned in this Section 9.1(b)(ii).

9.2

If Ventrillion makes an election under Section 9.1(b)(ii) above, then:

(a)

CCTI shall not, without the prior consent of Ventrillion (such consent not to be unreasonably withheld or delayed), issue any of its or its subsidiaries’ Equity Securities to any person or entity for a period of 12 (twelve) months after the date Ventrillion makes an election under Section 9.1(b)(ii) above (the “Lock-up Period”); provided however that CCTI may issue (i) common shares issuable upon the exercise of any outstanding options granted to its directors, officers and employees prior to the Lock-up Period under CCTI’s 2012 Stock Option Plan, which was effective from July 1, 2012 (the “Stock Options”), and (ii) up to 5,000,000 (five million) Stock Options to its directors, officers and employees as part of its ordinary course compensation arrangements; and

(b)

CCTI shall have the right, if the Stockholders’ Approvals are not obtained within 12 (twelve) months of Ventrillion’s election under Section 9.1(b)(ii) above, to terminate, with prior written notice to Ventrillion, the sale and closing of the Second Closing Common Shares and 60,000,000 (sixty million) of the Third Closing Common Shares with no further liability or obligation on the part of CCTI.

9.3

The parties acknowledge that the damages suffered by Ventrillion in the event the Stockholders’ Approvals are not received would be impossible to calculate, and the Liquidated Damages constitute a good faith and reasonable estimate of such damages.

9.4

The obligation of CCTI to pay amounts payable under this Section 9 (and the payment thereof) shall be absolute and unconditional; and shall be payable as specified herein, and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever.

9.5

This Section 9, and the rights and obligations created hereunder, shall survive this Agreement.

9.6

The payment of Liquidated Damages shall be in full satisfaction of all claims for monetary damages with respect to any of the matters described in Section 9.1(a) by Ventrillion against CCTI and Ventrillion shall have no further recourse in respect thereof.

10.

GENERAL PROVISIONS.

10.1

Expenses.  Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, Representatives, counsel, and accountants.

10.2

Notices.  All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, overnight delivery service or registered mail, addressed (a) if to Ventrillion, at the address set forth below, or at such other address as Ventrillion shall have furnished to CCTI in writing, or (b) if to CCTI, at the address set forth below, or at such other address as CCTI shall have furnished to Ventrillion in writing:

Ventrillion:

Ventrillion Management Company Limited

c/o 10 Anson Road #03-05

International Plaza

Singapore 079903

Attention: Lee Bok Leong

Facsimile: (65) 6733 8984

with a copy to:

Latham & Watkins LLP

9 Raffles Place
#42-02 Republic Plaza
Singapore 048619
Singapore

Attention: Michael Sturrock/Timothy Hia/Yen-Ling Koh

Facsimile: (65) 6436 1171

CCTI:

Clean Coal Technologies, Inc.

295 Madison Avenue (12th Floor)

New York, New York 10017

Attention: Robin Eves

with a copy to:

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10017

Attention: Faith Charles

Facsimile: 212-344-6101

10.3

Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Nevada without regard to conflict of laws provisions.

10.4

Jurisdiction

.  Each party agrees that any suit, action or proceeding against any party hereto arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in any federal or state court located in the State of New York, and each party hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10.2 shall be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.4. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO (A) THIS AGREEMENT, THE EXHIBITS, SCHEDULES, AND ANY CERTIFICATE OR OTHER DOCUMENT REQUIRED TO BE DELIVERED HEREBY OR (B) THE TRANSACTIONS CONTEMPLATED HEREBY. Each party (a) certifies that no representative, agent or attorney of any party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other agreement contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.4.

10.5

Waivers.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6

Public Announcements.  CCTI shall (a) by 5:30 p.m. (New York City time) on December 6, 2012, issue a press release disclosing the material terms of the transactions contemplated hereby (which shall be subject to Ventrillion’s clearance and approval (such approval not to be unreasonably withheld or delayed)), and (b) file a Current Report on Form 8-K (the “Form 8-K”), including this Agreement and the Registration Rights Agreement as exhibits thereto, with the SEC within the time required by the Exchange Act. CCTI shall provide Ventrillion reasonable opportunity to comment on the Form 8-K and approve any disclosure relating to Ventrillion or the transactions contemplated by this Agreement that is contained in the Form 8-K (such approval not to be unreasonably withheld or delayed); provided that the Form 8-K complies in all material respects with the Exchange Act in the reasonable judgment of legal counsel to CCTI and is timely filed.

10.7

Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.8

Assignments, Successors, and no Third-Party Rights.  No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld; provided however, Ventrillion may, without the prior written consent of CCTI (except as provided in Section 6.1), assign all of any portion of its rights or interests, or delegate all or any portion of its obligations, under this Agreement to one or more of its nominees, so long as (a) any such assignment does not relieve Ventrillion of its obligations hereunder and (b) any such assignment shall not be in violation of the Securities Act. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

10.9

Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.10

Section Headings, Construction.  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.11

Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12

Notification. Between the date of this Agreement and the relevant Closing Date, CCTI will promptly notify Ventrillion in writing if CCTI becomes aware of any material fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if CCTI becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach (with respect to representations and warranties qualified or limited by materiality) or material breach (with respect to representations and warranties not so qualified or limited) of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, CCTI will promptly notify Ventrillion of the occurrence of any material breach of any covenant of CCTI in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Section 5 impossible or unlikely.

10.13

Definitions.  As used herein, the terms below shall have the following meanings:

(a)

“Action” means any action, order, writ, injunction, judgment or decree or any claim, suit, litigation, proceeding, dispute, arbitration, mediation, inquiry, audit, assessment or investigation, or any similar event, occurrence or proceeding.

(b)

“Affiliate” means, with respect to any Person (the “referent Person”), any Person that, directly or indirectly, controls the referent Person, any Person that the referent Person controls, or any Person or entity that is under common control with the referent Person. For purposes of the preceding sentence, the term “control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, by contract or otherwise.

(c)

 “Capital Stock” means corporate stock and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

(d)

“CCTI Client” means an entity that is licensed by CCTI under the terms of a technology licensing agreement, which agreement shall be in full force and effect as of the Third Closing Date, to utilize CCTI’s proprietary technology to produce Pristine™ or Pristine-M™ for use in a commercial process or as a final product for commercial sale.

(e)

“Closing” means the First Closing, Second Closing and/or the Third Closing (as the case may be).

(f)

“Closing Date” means the date of the First Closing, Second Closing or Third Closing (as the case may be).

(g)

“Commitments” shall mean any contract, agreement, understanding, arrangement and commitment of any nature whatsoever, including all amendments thereof and supplements thereto.

(h)

“Company Intellectual Property” shall include:

(i)

the names Pristine™ and Pristine-M™, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications;

(ii)

all patents, patent applications, and inventions and discoveries that may be patentable;

(iii)

all copyrights in both published works and unpublished works; and

(iv)

all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints; owned, used, or licensed by CCTI as licensee or licensor.

(i)

“Directors” mean directors of CCTI.

(j)

“Encumbrance” means any claim, lien, judgment, pledge, escrow, option, liability, charge, easement, restrictive covenant, security interest, deed of trust, right of first refusal, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of Law, and any contingent or conditional sales agreement or other title retention agreement or lease in the nature thereof or the filing of, or agreement to give any financing statement, under the Laws of any jurisdiction.

(k)

“Equity Securities” means (i) shares of Capital Stock or other equity securities or interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any Capital Stock or other equity securities or interests and (iii) securities convertible into or exercisable or exchangeable for shares of Capital Stock or other equity securities or interests.

(l)

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(m)

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)

any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(ii)

fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii)

financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) and for any natural resource damages; or

(iv)

any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

(v)

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

(n)

“Environmental Law” means any Law that requires or relates to:

(i)

advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(ii)

preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii)

reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv)

assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(v)

protecting resources, species, or ecological amenities;

(vi)

reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii)

cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(viii)

making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

(o)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)

“Financial Statements” means (a) audited balance sheets of CCTI as at December 31 in each of the years 2009 through to the latest fiscal year then ended, and the related audited statements of expenses, statements of stockholders’ deficit, and statements of cash flows for each of the fiscal years then ended, together with the report thereon of CCTI’s independent certified public accountants, and (b) an unaudited balance sheet of CCTI as at September 30, 2012 (the “Latest Balance Sheet Date”) and the related unaudited statements of expenses, statements of stockholders’ deficit, and statements of cash flows, including in each case the notes thereto.

(q)

“FINRA” the Financial Industry Regulatory Authority.

(r)

“First Closing” means the closing of the sale and purchase of the First Closing Common Shares in accordance with the terms of this Agreement.

(s)

“First Closing Date” means the date of the First Closing.

(t)

 “GAAP” means accounting principles generally accepted in the United States of America.

(u)

“Governmental Entity” means any federal, state, county, municipal, local or foreign government, any legislature, agency, authority, bureau, branch, department, division, commission, court, regulator, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization, body or instrumentality of any federal, state, county, municipal, local, or foreign government or any other similar recognized organization, body or instrumentality exercising similar powers or authority.

(v)

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(w)

“Knowledge”, an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

(x)

 “Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling, requirement, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any governmental body.

(y)

“Liabilities” means any liability, loss, indebtedness, obligation, co-obligation, commitment, cost, expense, claim, damage, deficiency, guarantee or endorsement of or by any Person of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, or otherwise).

(z)

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

(aa)

“Organizational Documents” means the certificate of incorporation, articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, operating agreement, joint venture agreement or other similar organizational document of any Person other than any individual (in each case, as amended to date).

(bb)

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or Governmental Entity.

(cc)

“Personnel” means, with respect to CCTI, all directors, officers, employees on a full or part-time basis and consultants of CCTI.

(dd)

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

(ee)

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

(ff)

“SEE&I” means SAIC Energy, Environment & Infrastructure, LLC, a wholly owned subsidiary of Science Applications International Corporation, a U.S. public corporation, that is contractually linked to CCTI via an Umbrella Agreement dated August 21, 2008 (as amended from time to time).

(gg)

“SEC” means the United States Securities and Exchange Commission.

(hh)

“SEC Reports” means the proxy statements, reports, registration statements, schedules, forms and other documents required to be filed with the SEC by CCTI under the Exchange Act and the Securities Act from and including August 1, 2010 and up to and including the date of this Agreement.

(ii)

“Second Closing” means the closing of the sale and purchase of the Second Closing Common Shares in accordance with the terms of this Agreement.

(jj)

“Securities Act” means the Securities Act of 1933, as amended from time to time.

(kk)

“Third Closing” means the closing of the sale and purchase of the Third Closing Common Shares in accordance with the terms of this Agreement.

(ll)

“Tax” means all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, fines, penalties, additions to tax or additional amounts that have or may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, whether computed on a separate, consolidated, unitary, combined or any other basis, which taxes shall include, without limitation, all income taxes, service, license and net worth taxes, payroll and employee withholding taxes, unemployment insurance, retirement, social security, sales and use taxes, value-added taxes, excise taxes, escheat taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer and recording taxes, workers’ compensation and other obligations of the same or of a similar nature.

(mm)

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Governmental Entity, the statement or other document issued by, a Governmental Entity in connection with any Tax.

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1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Between

Ventrillion Management Company Ltd

By:/s/Lee Bok Leong

Name: Lee Bok Leong

Title: Director

Clean Coal Technologies, Inc.

By:/s/Robin Eves

Name: Robin Eves

Title: CEO/President

Signature Page to Stock Purchase Agreement

Exhibit A

Form of Armstrong Teasdale Legal Opinion

Exhibit A to Stock Purchase Agreement

Exhibit B

Form of Registration Rights Agreement

Exhibit B to Stock Purchase Agreement